Exhibit 99.1
CONN'S, INC. REPORTS THIRD QUARTER FISCAL 2016 FINANCIAL RESULTS

THE WOODLANDS, TEXAS, December 8, 2015 – Conn’s, Inc. (NASDAQ:CONN), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced its financial results for the third quarter ended October 31, 2015 and November 2015 sales and delinquency data.

Financial Results

Third quarter fiscal 2016 significant items included (on a year-over-year basis unless noted):

•
Consolidated revenues increased 6.8% to $395.2 million due to an increase in retail revenue from new store openings, partially offset by store closures, as well as an increase in credit revenue from growth in the average balance of the customer receivable portfolio, partially offset by a 110 basis point decrease in portfolio yield;

•	Same store sales for the quarter increased 3.8%, excluding the impact of the Company's strategic decision to exit video game products, digital cameras, and certain tablets;

•	Retail gross margin increased 90 basis points to 41.5%;

•	Adjusted retail segment operating income increased 1.0% to $38.5 million;

•	Credit segment operating loss was $18.1 million, driven primarily by the level of provision for bad debts and the decrease in portfolio yield;

•	The percentage of the customer portfolio balance 60+ days delinquent was 10.2% as of October 31, 2015 compared to 10.0% as of October 31, 2014; and

•
Adjusted diluted earnings for the three months ended October 31, 2015, which excludes charges and credits and loss on extinguishment of debt, was $0.02 per share compared to adjusted diluted loss for the three months ended October 31, 2014, which excludes charges and credits, of $0.07 per share. Diluted loss for the three months ended October 31, 2015 was $0.07 per share compared to diluted loss of $0.08 per share for the three months ended October 31, 2014.

•	Year-to-date for fiscal 2016, we purchased 5.2 million shares of common stock under our repurchase program.

Norm Miller, Conn’s Chief Executive Officer and President, commented, "I am excited to begin my tenure at the helm of Conn's with its distinctive business model, delivering great value to a growing population of underserved customers. While not happy with the results this quarter, I am pleased with the progress we are making to improve retail and credit trends. We drove retail gross margin expansion through an increase in the furniture and mattress sales mix. Additionally, enhancements to our marketing strategy during November are driving strong credit application growth, helping us achieve a high-teens percent increase in written sales over the Thanksgiving holiday, and same store sales growth in November of 8.0%, excluding exited categories. On the credit side of the business, our investments to enhance underwriting are beginning to deliver benefits, with the first phase of the implementation of early pay default scoring implemented during November, and our team is engaged to provide more enhancements in the first half of next year. Greater than 60-day delinquency in November declined 10 basis points versus October 31, 2015, to 10.1%. The securitization transaction completed during the quarter validates our ability to access the capital required to support our growth plan and has provided us with the ability to return $108.8 million to our shareholders, so far."

"In the third quarter of fiscal 2016, the retail segment expanded with new store growth, successfully opening six new stores in key existing markets, consistent with our proven planned store growth strategy. Furniture and mattress sales were 36.1% of total product sales for the quarter. Retail gross margin improved 90 basis points year-over-year to 41.5% compared to our long term goal of 42%. While same store sales were flat for the quarter, excluding the impact of our strategic decision to exit video game products, digital cameras, and certain tablets, same store sales were up 3.8%. We expect this decision to affect same store sales by approximately 6% during the fourth quarter of fiscal 2016, with the impact declining as we head into next year and anniversary the change."

Retail Segment Third Quarter Results (on a year-over-year basis unless otherwise noted)

Total retail revenues were $323.1 million for the third quarter of fiscal 2016, an increase of $17.9 million, or 5.9%. The retail revenue growth reflects the impact of the net addition of 12 stores over the past 12 months, resulting from 15 new store openings and 3 store closures since October 31, 2014. Excluding the impact of our decision to exit video game products, digital cameras, and certain tablets, same store sales for the quarter increased 3.8%.

The following table presents net sales and changes in net sales by category:

	Three Months Ended October 31,					%	Same store
(dollars in thousands)	2015	% of Total	2014	% of Total	Change	Change	% change
Furniture and mattress	$105,735	32.7%	$86,820	28.5%	$18,915	21.8%	11.6%
Home appliance	86,434	26.8	$82,811	27.2	$3,623	4.4	0.5
Consumer electronics	70,263	21.8	73,722	24.2	(3,459)	(4.7)	(9.1)
Home office	26,108	8.1	28,380	9.3	(2,272)	(8.0)	(11.0)
Other	4,582	1.4	6,406	2.1	(1,824)	(28.5)	(28.3)
Product sales	293,122	90.8	278,139	91.3	14,983	5.4	(0.5)
Repair service agreement commissions	26,038	8.1	23,056	7.6	2,982	12.9	3.2
Service revenues	3,474	1.1	3,414	1.1	60	1.8
Total net sales	$322,634	100.0%	$304,609	100.0%	$18,025	5.9%	—%

The following provides a summary of items impacting the performance of our product categories during the quarter compared to the prior year period:

•	Furniture unit volume increased 28.7%, partially offset by a 3.8% decrease in average selling price;

•	Mattress unit volume increased 31.2%, partially offset by an 8.0% decrease in average selling price;

•	Home appliance unit volume increased 4.8% with average selling price flat. Refrigeration sales increased 4.6% and cooking sales increased by 10.6%, with laundry sales flat;

•
Consumer electronic unit volume decreased 11.7%, partially offset by an 8.8% increase in average selling price increased. Television sales increased 5.8% as average selling price increased 8.8%, partially offset by a 2.7% decrease in unit volume. Excluding the impact from exiting video game products and digital cameras, consumer electronics same store sales were flat driven by flat same store sales for television;

•	Home office unit volume decreased 14.3%, partially offset by an 8.0% increase in average selling price. Excluding the impact from exiting certain tablets, home office same store sales were flat; and

•	The increase in repair service agreement commissions was driven by improved program performance resulting in higher retrospective commissions and increased retail sales.

Retail gross margin was 41.5% for the third quarter of fiscal 2016, an increase of 90 basis points from the prior-year period, driven by favorable shift in product mix and higher retrospective commissions on repair service agreements.

Credit Segment Third Quarter Results (on a year-over-year basis unless otherwise noted)

Credit revenues increased 11.2% in the third quarter to $72.2 million. The credit revenue growth was attributable to the increase in the average receivable portfolio balance outstanding. The total customer portfolio balance was $1.5 billion at October 31, 2015, rising 19.8%, or $248.2 million from October 31, 2014. The portfolio interest and fee income yield on an annualized basis was 15.8% for the third quarter, a decline of 110 basis points year-over-year primarily as a result of the introduction of 18- and 24-month equal-payment, no-interest finance programs beginning in Octob er 2014 to certain higher credit quality borrowers, as well as our discontinuation of charging customers certain payment fees.

The Credit segment provision for bad debts for the third quarter of fiscal 2016 was $58.1 million, a decrease of $13.9 million from the same prior year period. The provision for bad debts for the three months ended October 31, 2014, included an adjustment due to expectations for higher charge-offs occurring at a faster pace than previously anticipated and the decision to pursue collection of past and future charged-off accounts internally rather than selling charged-off accounts to a third party. Key factors in determining the provision for bad debts for the three months ended October 31, 2015 included the following:

•	A 21.6% increase in the average receivable portfolio balance resulting from new store openings over the past 12 months;

•	A 15.9% increase in the balances originated during the quarter compared to the prior year quarter;

•	An increase of 20 basis points in the percentage of customer accounts receivable balances greater than 60 days delinquent to 10.2% at October 31, 2015 as compared to the prior year period; and

•
The balance of customer receivables accounted for as troubled debt restructurings increased to $109.9 million, or 7.3% of the total portfolio balance, driving $3.8 million of additional provision for bad debts.

Additional information on the credit portfolio and its performance may be found in the Customer Receivable Portfolio Statistics table included within this press release and in the Company's Form 10-Q for the quarter ended October 31, 2015, to be filed with the Securities and Exchange Commission.

Third Quarter Net Income Results

Net loss for the three months ended October 31, 2015 was $2.4 million, or $0.07 loss per diluted share, which included net charges of $2.5 million, or $0.06 per diluted share on an after-tax basis, primarily from legal and professional fees related to the exploration of strategic alternatives and securities-related litigation and executive management transition costs, and loss on extinguishment of debt of $1.4 million, or $0.03 per diluted share on an after-tax basis. This compares to net loss for the three months ended October 31, 2014 of $3.1 million, or $0.08 loss per diluted share, which included net charges of $0.4 million, or $0.01 per diluted share on an after-tax basis, primarily related to legal and professional fees related to the exploration of strategic alternatives and securities-related litigation.

Recent Developments and Operational Changes

The Company continues to take actions to transform the capital structure of the business and to position it to execute its growth strategies while reducing risk and enhancing shareholder value. As previously announced, these actions included the securitization transaction which allowed additional authorization to repurchase securities supported by amended debt instruments. Additional details are as follows:

Securitization Transaction

•	The Company securitized $1.4 billion of retail installment contract receivables, which resulted in net proceeds to the Company of approximately $1.08 billion.

•	During the third quarter of fiscal 2016, the securitized portfolio generated a $7.6 million return of capital for the residual equity interest.

•
The Company intends to execute periodic securitizations of future originated customer loans, including the possible sale of any remaining residual equity, and to retain origination and servicing of contracts.

Repurchase of Securities

•
On September 9, 2015, we announced that the Board of Directors authorized the repurchase of up to a total of $75.0 million of outstanding shares of its common stock and/or its Senior Notes. During the three months ended October 31, 2015, the Company purchased 1.9 million shares of common stock, using $51.6 million of the repurchase authorization. Additionally, the Company utilized $22.9 million of the repurchase authorization to acquire $23.0 million of face of value of senior notes.

•
On November 2, 2015, we announced that the Board of Directors authorized an additional $100.0 million towards the repurchase program for the repurchase of outstanding shares of its common stock and/or its Senior Notes.

•
Subsequent to October 31, 2015, we purchased 3.3 million additional shares of common stock, using $80.6 million of the $100.0 million repurchase authorization, with no additional repurchases of Senior Notes.

•
The repurchase program underscores the Company's confidence in its long-term growth prospects, consistent with its overall commitment to generate continued profitable growth and enhanced long-term shareholder value.

Amended Senior Notes

•
In October 2015, the Senior Notes were amended to extend, from May 1, 2014 to November 1, 2015, the beginning of the accounting period from which consolidated net income is calculated for purposes of determining the size of the "restricted payment basket" exception to the restricted payments limitation and to increase, from $75.0 million to $375.0 million, the dollar threshold exception to the restricted payments limitation.

Amended Revolving Credit Facility

•	In October 2015, the revolving credit facility was amended with certain lenders, that provides for an $810.0 million facility under which availability is subject to a borrowing base.

•	The amended revolving credit facility resulted in various changes, including the following:

◦	Extended the maturity date from November 25, 2017 to October 30, 2018.

◦	Increased total leverage ratio covenant from 2.0x to 4.0x.

◦	Eliminated the fixed charge coverage ratio covenant and replaced it with an interest coverage ratio covenant;

◦
Added a new minimum liquidity requirement for repurchases of the Company’s outstanding shares of common stock, notes and other debt prepayments, which, combined with the new total leverage ratio covenant, is expected to provide the Company greater flexibility for repurchases.

Store Update

During the third quarter, the Company opened six new Conn's HomePlus® stores in Arizona (1), Nevada (1) and North Carolina (4). Since October 31, 2014, the Company has had 15 new store openings and 3 store closures, for a net increase of 12 stores during this time.

Liquidity Resources

As of October 31, 2015, the Company had $109.1 million of cash and cash equivalents with available borrowing capacity of $269.5 million under its revolving credit facility.

November 2015 Sales and Delinquency Data

Conn's reported $138.0 million in total retail net sales for the month ended November 30, 2015, a 12.4% increase compared to the same prior year period. The following table presents the Company's percentage change in same store sales for the month ended November 30, 2015, compared to the same prior-year period, and the 60-plus day delinquency rate as of November 30, 2015:

Month Ended November 30, 2015
Same store sales % change (as compared to the same prior-year period):
Furniture and mattress	18.8%
Home appliance	(1.9)
Consumer electronic	(4.0)
Home office	(4.5)
Other	(18.7)
Product sales	2.6
Repair service agreement commissions	7.2
Total net sales	3.1%

As of November 30, 2015
60-plus day delinquency rate	10.1%

Norm Miller, commented, "Greater than 60-day delinquency was 10.1% as of November 30, 2015, compared to 10.0% as of November 30, 2014. The delinquency rate decreased 10 basis points from October 31, 2015 to November 30, 2015."

"With a strong Thanksgiving weekend, same store sales for the month increased 3.1% against an increase of 0.5% in November last year. Excluding the impact of our decision to exit video game products, digital cameras, and certain tablets, same store sales for the month increased 8.0%. Sales performance continued to be soft in our markets with greater oil industry concentration, consistent with the trend experienced in October 2015."

"For the month of November, excluding the impact from video game products and digital cameras, same store sales for consumer electronics increased by 6.4%. Same store sales in the television category increased 8.4% due to higher same store unit sales with flat average selling prices. Same store unit sales increased in the furniture and mattress category, partially offset by lower average selling prices. Same store unit sales decreased in the home appliance category with flat average selling prices. Excluding the impact from tablets, same store sales for home office increased 8.1% due to higher same store unit sales, partially offset by lower average selling prices."

All of the above November 30, 2015 amounts are preliminary estimates and are subject to change upon completion of the Company's financial statement closing process. The Company has provided monthly same store sales, portfolio balance and 60-plus day delinquency rate data for all monthly periods since and including February 2012 on its investor relations website at ir.conns.com.

Conn's expects to release December sales and delinquency data on January 7, 2016.

Outlook and Guidance

During fiscal 2016, the Company discontinued offering video game products, digital cameras and certain tablets. During fiscal 2015, net sales and product margin from the sale of these products were approximately $50.0 million and $5.0 million, respectively. The Company also experienced significantly higher charge-off rates and lower product margins associated with purchases of these products by its customers.

The following are the Company's expectations for the business for the fourth quarter of fiscal 2016:

•	Percent of bad debt charge-offs (net of recoveries) to average outstanding balance between 13.75% and 14.25% (annualized);

•
Interest income and fee yield between 15.75% and 16.25% (annualized) (as a point of reference, generally for every 100 basis point change in the provision rate, yield is impacted by approximately 15 basis points); and

•	Opening approximately 2 new stores with no store closures for the fourth quarter of fiscal 2016 for a total of approximately 15 new stores for the fiscal year.

For fiscal year 2016, the Company is reaffirming its expectations for:

•	Change in same stores sales to range from flat to up low single digits; and

•	Retail gross margin between 40.5% and 41.5%.

Conference Call Information

We will host a conference call on December 8, 2015, at 10 a.m. CT / 11 a.m. ET, to discuss our third quarter fiscal 2016 financial results. Participants can join the call by dialing 877-754-5302 or 678-894-3020. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and third quarter fiscal 2016 conference call presentation will be available at ir.conns.com.

Replay of the telephonic call can be accessed through December 15, by dialing 855-859-2056 or 404-537-3406 and Conference ID: 90764292.

About Conn’s, Inc.

Conn’s is a specialty retailer currently operating approximately 100 retail locations in Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LCD, LED, 3-D and Ultra HD televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.

Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company’s future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company’s ability to achieve the results either expressed or implied by the Company’s forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company’s ability to execute periodic securitizations of future originated customer loans including the sale of any remaining residual equity on favorable terms; the Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company’s credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company’s planned opening of new stores; technological and market developments and sales trends for the Company’s major product offerings; the Company’s ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company’s ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company’s revolving credit facility, and proceeds from accessing debt or equity markets; the ability to continue the repurchase program; and the other risks detailed in the Company’s most recent SEC reports, including but not limited to, the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

CONN-G

S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2015	2014	2015	2014
Revenues:
Total net sales	$322,634	$304,609	$946,059	$870,519
Finance charges and other revenues	72,599	65,449	210,300	187,951
Total revenues	395,233	370,058	1,156,359	1,058,470
Costs and expenses:
Cost of goods sold, including warehousing and occupancy costs	186,807	178,976	547,403	508,475
Cost of service parts sold, including warehousing and occupancy costs	1,463	1,525	4,325	4,815
Delivery, transportation and handling costs	14,631	13,216	40,767	38,543
Selling, general and administrative expenses	113,668	99,346	314,175	281,526
Provision for bad debts	58,208	72,019	157,397	133,862
Charges and credits	2,540	355	4,172	3,601
Total costs and expenses	377,317	365,437	1,068,239	970,822
Operating income	17,916	4,621	88,120	87,648
Interest expense	19,702	8,950	39,185	19,921
Loss on extinguishment of debt	1,367	—	1,367	—
Income (loss) before income taxes	(3,153)	(4,329)	47,568	67,727
Provision (benefit) for income taxes	(732)	(1,265)	17,774	24,672
Net income (loss)	$(2,421)	$(3,064)	$29,794	$43,055
Earnings (loss) per share:
Basic	$(0.07)	$(0.08)	$0.82	$1.19
Diluted	$(0.07)	$(0.08)	$0.81	$1.17
Weighted average common shares outstanding:
Basic	35,704	36,265	36,175	36,203
Diluted	35,704	36,265	36,694	36,928

CONN’S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2015	2014	2015	2014
Revenues:
Product sales	$293,122	$278,139	$858,487	$796,525
Repair service agreement commissions	26,038	23,056	77,590	64,042
Service revenues	3,474	3,414	9,982	9,952
Total net sales	322,634	304,609	946,059	870,519
Other revenues	416	531	1,224	1,340
Total revenues	323,050	305,140	947,283	871,859
Costs and expenses:
Cost of goods sold, including warehousing and occupancy costs	186,807	178,976	547,403	508,475
Cost of service parts sold, including warehousing and occupancy costs	1,463	1,525	4,325	4,815
Delivery, transportation and handling costs	14,631	13,216	40,767	38,543
Selling, general and administrative expenses	81,484	73,220	226,394	206,559
Provision for bad debts	120	54	513	98
Charges and credits	2,540	355	4,172	3,601
Total costs and expenses	287,045	267,346	823,574	762,091
Operating income	36,005	37,794	$123,709	$109,768
Retail gross margin	41.5%	40.6%	41.5%	40.9%
Delivery, transportation and handling costs as a percent of product sales and repair service agreement commissions	4.6%	4.4%	4.4%	4.5%
Selling, general and administrative expense as percent of revenues	25.2%	24.0%	23.9%	23.7%
Operating margin	11.1%	12.4%	13.1%	12.6%
Store count:
Beginning of period	95	86	90	79
Opened	6	6	13	16
Closed	—	(3)	(2)	(6)
End of period	101	89	101	89

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2015	2014	2015	2014
Revenues -
Finance charges and other revenues	$72,183	$64,918	$209,076	$186,611
Costs and expenses:
Selling, general and administrative expenses	32,184	26,126	87,781	74,967
Provision for bad debts	58,088	71,965	156,884	133,764
Total costs and expenses	90,272	98,091	244,665	208,731
Operating loss	(18,089)	(33,173)	(35,589)	(22,120)
Interest expense	19,702	8,950	39,185	19,921
Loss on extinguishment of debt	1,367	—	1,367	—
Loss before income taxes	$(39,158)	$(42,123)	$(76,141)	$(42,041)
Selling, general and administrative expense as percent of revenues	44.6%	40.2%	42.0%	40.2%
Selling, general and administrative expense as percent of average total customer portfolio balance (annualized)	8.7%	8.6%	8.2%	8.7%
Operating margin	(25.1)%	(51.1)%	(17.0)%	(11.9)%

CONN’S, INC. AND SUBSIDIARIES
CUSTOMER RECEIVABLE PORTFOLIO STATISTICS
(unaudited)
(dollars in thousands, except average outstanding customer balance and average income of credit customer)

	As of October 31,
	2015	2014
Total customer portfolio balance	$1,501,674	$1,253,523
Weighted average credit score of outstanding balances	594	595
Number of active accounts	751,975	695,865
Weighted average months since origination of outstanding balance	8.9	8.7
Average outstanding customer balance	$2,370	$2,297
Percent of balances 60+ days past due to total customer portfolio balance	10.2%	10.0%
Percent of re-aged balances to total customer portfolio balance	14.0%	13.1%
Account balances re-aged more than six months	$58,502	$34,604
Percent of total allowance for bad debts to total outstanding customer portfolio balance	12.0%	10.6%
Percent of total customer portfolio balance represented by no-interest receivables	36.2%	33.9%

	Three Months Ended October 31,		Nine Months Ended October 31,
	2015	2014	2015	2014
Total applications processed	306,749	313,663	911,346	874,911
Weighted average origination credit score of sales financed	613	608	615	607
Percent of total applications approved and utilized	42.2%	41.7%	43.8%	44.8%
Average down payment	3.1%	3.6%	3.5%	3.8%
Average income of credit customer at origination	$40,900	$40,700	$40,600	$39,800
Average total customer portfolio balance	$1,484,972	$1,220,935	$1,424,317	$1,147,793
Interest income and fee yield (annualized)	15.8%	16.9%	16.1%	17.6%
Percent of bad debt charge-offs, net of recoveries, to average total customer portfolio balance (annualized)	11.8%	8.9%	11.9%	8.9%
Weighted average monthly payment rate	4.7%	4.9%	5.0%	5.2%
Provision for bad debts (credit segment) as a percentage of average total customer portfolio balance (annualized)	15.6%	23.6%	14.7%	15.5%
Percent of retail sales paid for by:
In-house financing, including down payment received	79.9%	77.3%	82.6%	77.2%
Third-party financing	9.8%	11.4%	6.6%	11.9%
Third-party rent-to-own options	4.1%	4.8%	4.4%	4.3%
	93.8%	93.5%	93.6%	93.4%

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	October 31, 2015	January 31, 2015
Assets
Current Assets:
Cash and cash equivalents	$109,071	$12,223
Restricted cash	97,924	—
Customer accounts receivable, net of allowances	706,934	643,094
Other accounts receivable	84,145	67,703
Inventories	238,153	159,068
Deferred income taxes	23,445	20,040
Income taxes recoverable	—	11,058
Prepaid expenses and other current assets	17,958	12,529
Total current assets	1,277,630	925,715
Long-term portion of customer accounts receivable, net of allowances	595,127	558,257
Property and equipment, net	139,163	120,218
Deferred income taxes	43,043	33,505
Other assets	33,880	9,627
Total assets	$2,088,843	$1,647,322
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$830	$395
Accounts payable	139,429	85,355
Accrued expenses	42,740	39,630
Other current liabilities	20,640	19,629
Total current liabilities	203,639	145,009
Deferred rent	69,412	52,792
Long-term debt	1,158,746	774,015
Other long-term liabilities	21,838	21,836
Total liabilities	1,453,635	993,652
Stockholders' equity	635,208	653,670
Total liabilities and stockholders' equity	$2,088,843	$1,647,322

CONN’S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(dollars in thousands)

RETAIL SEGMENT OPERATING INCOME, AS ADJUSTED

	Three Months Ended October 31,		Nine Months Ended October 31,
	2015	2014	2015	2014
Retail segment operating income, as reported	$36,005	$37,794	$123,709	$109,768
Adjustments:
Store and facility closure and relocation costs	212	(141)	637	3,105
Legal and professional fees related to evaluation of strategic alternatives and securities-related litigation	999	496	2,206	496
Executive management transition costs	1,329	—	1,329	—
Retail segment operating income, as adjusted	$38,545	$38,149	$127,881	$113,369
Retail segment total revenues	$323,050	$305,140	$947,283	$871,859
Retail segment operating margin:
As reported	11.1%	12.4%	13.1%	12.6%
As adjusted	11.9%	12.5%	13.5%	13.0%

NET INCOME, AS ADJUSTED, AND DILUTED EARNINGS PER SHARE AS ADJUSTED SUBSIDIARIES

	Three Months Ended October 31,		Nine Months Ended October 31,
	2015	2014	2015	2014
Net income (loss), as reported	$(2,421)	$(3,064)	$29,794	$43,055
Adjustments:
Store and facility closure and relocation costs	212	(141)	637	3,105
Legal and professional fees related to evaluation of strategic alternatives and securities-related litigation	999	496	2,206	496
Executive management transition costs	1,329	—	1,329	—
Loss on extinguishment of debt	1,367	—	1,367	—
Tax impact of adjustments	(906)	(104)	(2,072)	(1,311)
Net income (loss), as adjusted	$580	$(2,813)	$33,261	$45,345
Weighted average common shares outstanding - Diluted	35,704	36,265	36,694	36,928
Earnings (loss) per share:
As reported	$(0.07)	$(0.08)	$0.81	$1.17
As adjusted	$0.02	$(0.07)	$0.91	$1.23

Basis for presentation of non-GAAP disclosures:
To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we also provide retail segment adjusted operating income, retail adjusted operating margin, adjusted net income, and adjusted earnings (loss) per diluted share. These non-GAAP financial measures are not meant to be considered as a substitute for comparable GAAP measures but should be considered in addition to results presented in accordance with GAAP, and are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics we use in our financial and operational decision making and (2) they are used by some of its institutional investors and the analyst community to help them analyze our operating results.